Exhibit 10.2

Execution Version

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of July 25, 2023

between

CEFF II APPHARVEST HOLDINGS, LLC,

as Lender,

APPHARVEST, INC, as Borrower and

CERTAIN SUBSIDIARIES OF BORROWER PARTY HERETO AS GUARANTORS

4859-3562-4049v.20

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS    1
1.1    Definitions    1
1.2    Rules of Interpretation    15
1.3    Orders    17
ARTICLE II DIP FACILITY    17
2.1    New Money Loans    17
2.2    Roll-Up Loans.    18
2.3    Borrowing Procedures    18
2.4    Termination of New Money Loan Commitments    18
ARTICLE III PRINCIPAL AND INTEREST PAYMENT    19
3.1    Repayment of Principal and Outstanding Obligations    19
3.2    Interest Rates and Payment Dates    19
3.3    Repayment Procedures    19
3.4    Prepayments    20
3.5    Terms of Prepayments    20
3.6    Taxes    20
ARTICLE IV CONDITIONS    21
4.1    Closing Date    21
4.2    Subsequent Loan    23
ARTICLE V REPRESENTATIONS AND WARRANTIES    24
5.1    No Change    24
5.2    Existence; Compliance with Legal Requirements    24
5.3    Power; Authorization; Enforceable Obligations; Perfected Liens    24
5.4    No Legal Bar    25
5.5    Compliance with Legal Requirements    25
5.6    Litigation    25
5.7    Financial Statements    25
5.8    Taxes    25
5.9    Employee and ERISA Matters    26
5.10    Investment Company Act    26

i

5.11    Use of Proceeds    26
5.12    Title    26
5.13    Accuracy of Information    26
ARTICLE VI AFFIRMATIVE COVENANTS    27
6.1    Operational Reports    27
6.2    Certificates; Other Information    27
6.3    Taxes and Other Government Charges    27
6.4    Maintenance of Existence; Compliance    28
6.5    Insurance    28
6.6    Inspection of Property; Books and Records; Discussion    28
6.7    Notices    28
6.8    Further Assurances    30
6.9    Budget    30
6.10    Use of Proceeds    30
6.11    Collateral Matters    31
6.12    Chapter 11 Milestones    32
6.13    Business Operations    33
6.14    Richmond Construction Completion Plan    33
6.15    Berea Lease    33
ARTICLE VII NEGATIVE COVENANTS    33
7.1    Contingent Liabilities    34
7.2    Liens; Negative Pledges    34
7.3    Indebtedness    34
7.4    Asset Dispositions    34
7.5    Nature of Business; Permitted Activities    34
7.6    Distributions    34
7.7    Use of Proceeds    34
7.8    Other Changes and Transactions    34
7.9    Organizational Changes    35
7.10    Hazardous Substances    35
7.11    Super-Priority Claims    35
7.12    Bankruptcy Orders    35
7.13    New Accounts    35
ii

7.14    Prepetition Claims    35
7.15    Variance Covenant    35
ARTICLE VIII EVENTS OF DEFAULT; REMEDIES    36
8.1    Failure to Make Payments    36
8.2    Judgments    36
8.3    Misstatements    37
8.4    [Reserved]    37
8.5    Cross-Default    37
8.6    Breach of Covenants    37
8.7    ERISA    38
8.8    Bankruptcy Cases    38
8.9    Remedies    39
ARTICLE IX GUARANTY    40
9.1    Guaranty.    40
9.2    Subrogation.    40
ARTICLE X MISCELLANEOUS    42
10.1    Amendments    42
10.2    Addresses    42
10.3    No Waiver; Cumulative Remedies    43
10.4    Survival of Representations and Warranties    43
10.5    Payment of Expenses, Indemnities and Taxes    43
10.6    Successors and Assigns    44
10.7    [Reserved]    44
10.8    Entire Agreement    44
10.9    GOVERNING LAW    44
10.10    Submission to Jurisdiction; Waivers    45
10.11    Severability    45
10.12    Interpretation    45
10.13    Acknowledgements    45
10.14    [Reserved]    46
10.15    Limitation on Liability    46
10.16    Waiver of Jury Trial    46
10.17    Counterparts    46

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of July 25, 2023, is entered into by and between AppHarvest, Inc., a Delaware corporation (“AppHarvest” or the “Borrower”), certain subsidiaries of the Borrower party hereto as Guarantors and CEFF II AppHarvest Holdings, LLC, a Delaware limited liability company, as Lender (“Equilibrium” or the “Lender”).

RECITALS

WHEREAS, on July 23, 2023 (the “Petition Date”), the Borrower and the Guarantors (as defined below) (in such capacity, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, the Borrower has requested that the Lender provide the Borrower with a debtor-in-possession, senior secured credit facility (the “DIP Facility”), which shall consist of (x) a new money delayed draw term loan (“New Money Facility”) in the initial aggregate principal amount of up to $24,268,217 and (y) a loan in an amount equal to the Roll-Up Loan Amount to reflect the roll-up of outstanding Prepetition Bridge Term Loans made by the Lender under the Prepetition Bridge Credit Agreement and any other Prepetition Bridge Obligations, including accrued and unpaid interest thereon, in each case to be afforded the liens and priority set forth in the DIP Orders and as set forth in the other DIP Loan Documents and to be used during the Bankruptcy Cases for the purposes set forth in Section 6.10;

WHEREAS, the New Money Facility shall be made available in an amount not to exceed the Interim Advance on the Closing Date pursuant to the Interim Order and shall be further available for borrowings after the Closing Date, subject in all respects to the terms, conditions and limitations set forth herein and in the other DIP Loan Documents;

NOW, THEREFORE, to induce Lender to provide the DIP Facility hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS

1.1    Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement (including in the preamble hereto) and its exhibits shall have the meanings given in this Section 1.1.

“363 Sale” shall mean the sale or sales conducted pursuant to Section 363 of the Bankruptcy Code pursuant to one or more Bankruptcy Orders.

“Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement, or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning given to such term in the preamble hereto.

“Approved Budget” means the most recent Budget that has been approved by Lender in its sole discretion pursuant to Section 4.1(h) or Section 6.9, as applicable.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any federal laws of the United States or Canada relating to terrorism or money laundering, including but not limited to, Executive Order 13224, the Patriot Act and the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), and the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.).

“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy
Code.
“Avoidance Action Proceeds” means any and all proceeds of any Avoidance Actions. “Avoidance Actions” has the meaning specified in the DIP Orders.
“Bankruptcy Cases” means the cases of the Debtors filed under Chapter 11 of the
Bankruptcy Code in the Bankruptcy Court from and after the Petition Date.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Bankruptcy Orders” means the DIP Orders and any other judgments, decisions, rulings or orders by the Bankruptcy Court, whether interim or final.

“Berea Lease” means that certain Lease Agreement dated December 27, 2022 by and between Mastronardi Berea LLC and AppHarvest Berea Farm, LLC (“AppHarvest Berea”), including all amendments, supplements, and modifications thereto.

“Berea Term Sheet” means that certain Term Sheet attached as Annex B to the Restructuring Term Sheet.

“Bidding Procedures Orders” means an order of the Bankruptcy Court, in form and substance acceptable to Lender, approving the Stalking Horse APA and bidding and sale procedures acceptable to Lender. The Bidding Procedures Order shall require that any qualified bid for the Richmond CEA Facility and the Morehead CEA Facility shall provide for the purchase of both facilities.

“Bidding Procedures Motion” has the meaning given to such term in Section 6.12(iii). “Borrower” has the meaning given to such term in the preamble hereto.
“Borrower’s Knowledge” means the knowledge, after reasonable inquiry, diligence and investigation, of any manager, officer, director or any other Responsible Officer of Borrower or a Guarantor.

“Borrowing” means a borrowing of a Loan under this Agreement. “Borrowing Date” means the day on which a Borrowing is made.
“Budget” means a 13-week detailed rolling cash projection in substantially the same form as the Initial Approved Budget.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York, are authorized or required by law to close.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to such term in the DIP Orders. “Chapter 11 Milestones” shall have the meaning set forth in Section 6.12.
“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in writing by Lender in accordance with Section 10.3).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property which Lender is granted a security interest in or Lien on pursuant to Section 6.11.

“Committee” has the meaning given to it in Section 8.8(m).

“Construction Completion Plan” means a plan which will describe in detail all work that remains to be performed in order to complete the construction of the Richmond CEA Facility in accordance with Prudent Industry Practices, Legal Requirements, and the construction contracts and plans and specifications for the Richmond CEA Facility, including any work which must be undertaken to repair, correct, reinstall, replace, or retest any previously completed work, underground cabling, and any other previously installed equipment, and the actions to be taken to complete such work and a schedule for completing all such work.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means (a) the power, directly or indirectly, to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of a Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the Interest Rate plus three percent (3.0%). “DIP Facility” has the meaning as defined in the preamble hereto.
“DIP Facility Loans” means the Loans hereunder.

“DIP Loan Documents” means the Financing Documents.

“DIP Order” or “DIP Orders” means the Interim Order and/or the Final Order, as applicable.

“Discharge Date” means the date on which this Agreement shall have terminated (other than those provisions that expressly survive such termination), the New Money Loan Commitment shall have been terminated or fully utilized and the principal of and interest on each Loan and all fees and all other expenses or amounts payable under this Agreement (other than unasserted contingent obligations that by their nature expressly survive termination of this Agreement) shall have been paid in full.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Environmental Claim” means any and all binding obligations, liabilities (contingent or known), losses, administrative, regulatory, judicial or, as applicable, contractual actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, orders for removal or remedial actions, damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, or out- of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, arising under any Environmental Law or any Permit issued under any such Environmental Law, including any and all claims (a) for enforcement, cleanup, removal, response, remedial or other actions, costs or damages pursuant to any applicable Environmental Law, (b) arising from actual or potential injury to or noncompliance with standards for protection or preservation of health and safety (including occupational health and safety), the environment, natural, cultural, archeological or biological resources or wildlife or regarding the investigation, characterization, remediation, Release or potential Release of, or human exposure to, any Hazardous Substances, (c) nonconformance with land use or zoning requirements related to siting, construction or operation of the Project at the Project Site, or health, safety or the environment, and (d) arising from the direct or indirect taking of any organism that is protected under any Environmental Law.

“Environmental Law” means any Governmental Rule concerning (a) protection of natural, cultural, tribal, archaeological or biological resources, wildlife or the environment, including surface soils and subsurface strata, ambient air, surface water and groundwater, (b) the Release, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of, or exposure to Hazardous Substances, (c) the protection of human health and safety, including occupational health and safety, (d) water rights or water supply, (e) land use or zoning requirements related to siting, construction, or operation of the Properties of the Loan Parties, or
(f) agricultural practices or food safety, each as now or may at any time hereafter be in effect.

“Equity Interest” means any and all shares, interests, participations, or other equivalents (however designated) in a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights, or options to purchase any of the foregoing.

“Equilibrium” has the meaning set forth in the preamble hereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any Person, trade, or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any Reportable Event, (b) the existence with respect to any ERISA Plan of a non-exempt Prohibited Transaction, (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 and 430 of the Code or Section 302 and 303 of ERISA) whether or not waived, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (e) the failure to make by its due date a required installment under Section 412 or 430 of the Code with respect to any Pension Plan, (f) the failure by Borrower or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (g) the incurrence by Borrower or any of its respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including the imposition of any Lien in favor of the PBGC or any Pension Plan, (h) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (i) the receipt by Borrower or any of its respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (j) the incurrence by Borrower or any of its respective ERISA Affiliates of any liability with respect to the complete or partial withdrawal from any Pension Plan that is a multiple employer plan or Multiemployer Plan, (k) any event under Section 4062(e) of ERISA with respect to a Pension Plan, (l) the receipt by Borrower or any of its respective ERISA Affiliates of any notice that a Multiemployer Plan is, or is expected to be, insolvent under ERISA Section 4245, or in “endangered” or “critical status”, within the meaning of Section 432 of the Code or Section 305 of ERISA, (m) the institution of any action brought against Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, (n) the receipt from the Internal Revenue Service of notice of disqualification of any ERISA Plan intended to qualify under Section 401(a) of the Code, or the disqualification of any trust forming part of any ERISA Plan intended to qualify for exemption from taxation under Section 501(a) of the Code, (o) the assertion of a material claim (other than routine claims for benefits) against any ERISA Plan or the assets thereof, or against any Borrower or any of its respective ERISA Affiliates in connection with any ERISA Plan, and (p) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by Governmental Rules or by the terms of such Foreign Plan,
(ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of Governmental Rules and regulations or with the material terms of such Foreign Plan.

“ERISA Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan), sponsored, maintained, or contributed by, or required to be contributed by, Borrower or any ERISA Affiliate.

“Event of Default” has the meaning given to such term in Article VIII.

“Event of Loss” means, a single event or a related series of events causing any loss of, destruction of, or damage to, or any condemnation or other taking of (including by eminent domain), all or any portion of the Property of any Loan Party.

“Exit Fee” has the meaning assigned to such term in Section 2.1(e). “Final Advance” has the meaning assigned to such term in Section 2.1(c).
“Final Berea Order” means an order of the Bankruptcy Court entered in the Bankruptcy Cases, on a final basis, approving the Berea Term Sheet including the release of claims therein.

“Final Order” means an order of the Bankruptcy Court entered in the Bankruptcy Cases, on a final basis, in form and substance acceptable to Lender approving the DIP Facility and the Debtors’ entry into the same.

“Financing Documents” means this Agreement, the RSA, any Security Documents, and all other certificates, documents, agreements, or instruments entered into in connection with any of the foregoing.

“First Day Orders” means such orders entered by the Bankruptcy Court in respect of first day motions and applications on an interim or final basis, each of which shall be in form and substance acceptable to the Lender.

“Foreign Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by Borrower.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, ratios, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and Lender, all financial covenants, ratios, standards, and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

“Governmental Authority” means any United States federal or foreign government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity, including any company, business, enterprise or other entity owned in whole or in part, by any government (including any zoning authority) exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, and any self-regulatory organization, which has jurisdiction over the Loan Parties or their respective Properties.

“Governmental Rule” means any statute, law (including common law), rule, regulation, ordinance, order, binding code interpretation, judgment, decree, treaty, directive, or similar form of decision of any Governmental Authority.

“GNCU Facility” means any Indebtedness under, or documents or obligations relating to that certain Credit Agreement, dated as of July 29, 2022, by and among Greater Nevada Credit Union (“GNCU”), AppHarvest Operations, Inc., and AppHarvest Pulaski Farm, LLC (as amended or supplemented prior to the date hereof).

“GNCU Priming Cap” means $9,900,000.

“Guarantee” as to any Person (the “guaranteeing person”) means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or that is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantors” means the Debtors (other than the Borrower) signatory hereto and any other Person who provides a Guarantee of the Obligations, and the term “Guarantor” means each or any one of them individually.

“Hazardous Substances” means any and all pollutants, contaminants, wastes, materials, substances, chemicals, explosive, or radioactive substances in any form which are subject to regulation or which can give rise to liability under any Environmental Law, including petroleum or petroleum products, distillates and constituents, asbestos or asbestos-containing materials, polychlorinated biphenyls, chlorinated solvents, radon gas, per- or polyfluoroalkyl substances, polycyclic aromatic hydrocarbons, or any invasive species or pathogen in the indoor environment.

“Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person, (h) all Guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and
(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning given to such term in Section 10.5. “Indemnitee” has the meaning given to such term in Section 10.5.

“Initial Approved Budget” has the meaning given to such term in Section 4.1(h).

“Interest Payment Date” means the last Business Day of each calendar month and the Termination Date.

“Interest Rate” means a rate per annum equal to twelve percent (12.0%).

“Interim Advance” means the loans advanced to the Borrower in the amount of $8,000,000 authorized in accordance with the Interim Order.

“Interim Berea Order” means an order of the Bankruptcy Court, on an interim basis, entered in the Bankruptcy Cases, approving the Berea Term Sheet.

“Interim Order” means an order of the Bankruptcy Court entered in the Bankruptcy Cases, in form and substance acceptable to Lender, approving the DIP Facility and the Debtors’ entry into the same.

“Legal Requirements” means, as to any Person, the certificate of incorporation and by- laws, limited liability company agreement, partnership agreement or other organizational or governing documents, any Governmental Rule, any determination of an arbitrator or a court or other Governmental Authority or any requirement under a Permit or Governmental Rule, in each case applicable to or binding upon such Person or any of its Properties or to which such Person or any of its property is subject. For the avoidance of doubt, the Bankruptcy Orders are Legal Requirements.

“Lender” has the meaning given to such term in the preamble hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), environmental lien, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), whether or not filed, recorded or otherwise perfected or effective under Governmental Rules.

“Loan” means New Money Loans or Roll-Up Loans, as applicable.

“Loan Parties” means, collectively, the Borrower, the Guarantors and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Mastronardi” means Mastronardi Produce Limited or its affiliates.

“Material Adverse Change” means a material adverse effect on (a) the validity or enforceability of the DIP Loan Documents or the validity, priority, perfection, or enforceability of the claims, Liens, or security interests granted thereby or the rights or remedies intended or purported to be granted to the Lender pursuant thereto, or (b) the ability of any Loan Party to perform any material obligation under the DIP Loan Documents or carry out the transactions contemplated by the DIP Loan Documents.

“Material Adverse Effect” means a Material Adverse Change or a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of a Loan Party; provided that none of the events existing on the Petition Date or relating to the Bankruptcy Cases shall be deemed to have a Material Adverse Effect

“Maturity Date” means the earlier to occur of (a) the date that is seventy-five (75) days after the Petition Date, (b) the Plan Effective Date, and (c) the date of delivery of a Termination Notice.

“Mechanic’s Lien Obligations” shall mean the mechanic’s lien claims arising under the laws of Kentucky or otherwise against property of the Loan Parties arising from any agreement or obligation by or between Dalsem Greenhouse Technology B.V. or any of its affiliates, on the one hand, and any of the Loans Parties or their subsidiaries, on the other hand.

“Morehead CEA Facility” means an approximately sixty (60)-acre greenhouse facility located in the City of Morehead, Kentucky which produces fresh produce, including tomatoes, and including all structures, buildings, improvements, fixtures, furnishings, equipment, and all other personal property associated with such greenhouse facility which is owned by a Loan Party or an Affiliate of a Loan Party.

“Morehead Facility” means any Indebtedness under, or documents or obligations relating to that certain Credit Agreement, dated as of June 15, 2021, by and between AppHarvest Morehead Farm, LLC, and CEFF II US Holdings, LLC (as successor to Rabo), (as amended by that certain First Amendment to Master Credit Agreement, dated as of March 31, 2023 and as further amended or supplemented from time to time prior to the date hereof).

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) and 4001(a)(3) of ERISA) to which Borrower or any of its respective ERISA Affiliates is making, or has any obligation to make, contributions, or has made, or has been obligated to make, contributions within the six (6)-year period immediately preceding the Closing Date.

“New Money Facility” has the meaning as defined in the preamble hereto.

“New Money Loan Commitment” means the commitment of the Lender to make or otherwise fund the New Money Loans on and after the Closing Date. The aggregate amount of the New Money Loan Commitment as of the Closing Date is $24,268,217.

“New Money Loans” means the Interim Advance and the other Loans made pursuant to Section 2.1(c).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy) the Loans and all other obligations and liabilities of any Loan Party to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement or any other Financing Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Lender that are required to be paid by any Loan Party pursuant hereto)

or otherwise (whether or not evidenced by any note or instrument and whether or not for the payment of money).

“Offer Notice” has the meaning given to such term in Section 2.4(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any of its respective ERISA Affiliates is (or, if such ERISA Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and is sponsored, maintained, or contributed to, or required to be contributed to, by Borrower or any of its respective ERISA Affiliates.

“Permit” means any and all franchises, licenses, leases, permits, clearances, determinations, reviews, consultations, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, rights of way, easements, Liens and other rights, privileges and approvals required to be obtained from, or any notifications or filings made with, a Governmental Authority under any Governmental Rule.

“Permitted Indebtedness” means (a) current Indebtedness incurred in the ordinary course of business for inventory, supplies, equipment, services, taxes or labor, in each case, to the extent incurred in accordance with and subject to the limitations in the Approved Budget; (b) Indebtedness arising under this Agreement and the other DIP Loan Documents; (c) the obligations under the Prepetition Credit Facilities or in respect of the Mechanic’s Lien Obligations, each as in effect as of the date hereof and any interest accrued or accruing thereon; (d) [reserved]; (e) any Indebtedness existing on the date hereof that, to the extent in excess of $1,000,000 is disclosed on Schedule 1 (other than Indebtedness under clause (c))and (f) any other Indebtedness approved in writing by the Lender in its sole discretion (including by approval of an Approved Budget that contemplates such).

“Permitted Liens” means the following if not otherwise prohibited under the Financing Documents: (a) Liens in favor of Lender or any of its Affiliates; (b) Liens for taxes not yet due, or for Taxes contested in accordance with Section 6.3; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws, social security or public liability laws or similar legislation (excluding Liens under ERISA); (d) Liens for materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, builders, contractors, suppliers of material or architects or other similar construction and other similar Liens incidental to construction, maintenance or operations, in each case arising in a manner consistent with market practice, which secure obligations that (i)
(A) are not overdue, and (B) individually or together with all other Permitted Liens outstanding on any date of determination, would not reasonably be expected to result in a Material Adverse Effect, or (ii) are contested in good faith, by appropriate proceedings, which has the effect of suspending collection and enforcement thereof, and the Borrower’s aggregate unrestricted cash reserves (taken as a whole) are adequate are established with respect to such contested taxes in accordance with GAAP; (h) easements and rights-of-way in favor of utility companies and government authorities required in the ordinary course that would not reasonably be expected to result in a Material Adverse Effect, (i) any other Liens approved in writing by the Lender in its sole discretion; (j) Liens existing on the date hereof (other than the Liens described in clause (k)) and (k) Liens securing the obligations under the Prepetition Credit Facilities.

“Permitted Variance” shall have the meaning provided in Section 7.15.

“Person” means any natural person, corporation, limited liability company, partnership, series, firm, association, Governmental Authority, or any other entity whether acting in an individual, fiduciary, or other capacity.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan Effective Date” means the effective date of a chapter 11 plan, in form and substance acceptable to Lender, confirmed by the Bankruptcy Court.

“Prepetition Bridge Credit Agreement” means that certain Secured Promissory Note and Loan Agreement between the Borrower and Equilibrium, dated as of July 19, 2023.

“Prepetition Bridge Facility” means any Indebtedness under, or documents or obligations relating to that Prepetition Bridge Credit Agreement and the Prepetition Bridge Obligations.

“Prepetition Bridge Obligations” means the “Obligations” as defined in the Prepetition Bridge Credit Agreement.

“Prepetition Bridge Term Loan” means the “Loan” as defined in and made pursuant to the Prepetition Bridge Credit Agreement.

“Prepetition Credit Facilities” means, individually or collectively as the context requires,
(i) the Prepetition Bridge Facility, (ii) the Richmond Facility, (iii) the Morehead Facility, and
(iv) the GNCU Facility.

“Prepetition Lender” means any lender party to the Prepetition Credit Facilities and their successors and assigns (other than any lender under GNCU Facility) on the Closing Date.

“Prepetition Obligations” means the “Obligations” (or any similar term) as defined in the applicable Prepetition Credit Agreement.

“Proceeding” means any claims, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prohibited Transaction” has the meaning given to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Property” means any right or interest of a Loan Party in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible.

“Proposed Budget” has the meaning assigned to such term in Section 6.9.

“Prudent Industry Practices” means those practices, methods and standards of inquiry and investigation that are, as of the date being determined, commonly used by developers or operators, as applicable, of controlled environment agriculture facilities in United States which are of similar size, type, and location to the Property at issue. “Prudent Industry Practice” does not necessarily mean the best practice, method, or standard of inquiry and investigation in all cases, but is instead intended to encompass a range of acceptable practices, methods, and standards.

“Pulaski CEA Facility” means an approximately thirty (30)-acre greenhouse facility located in the City of Somerset, Kentucky which produces fresh produce, including berries, and including all structures, buildings, improvements, fixtures, furnishings, equipment, and all other personal property associated with such greenhouse facility which is owned by a Loan Party or an Affiliate of a Loan Party.

“Rabo” means Rabo AgriFinance LLC.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, and migrating.
“Remedies Notice Parties” has the meaning given to such term in Section 8.9(a). “Reportable Event” means any “reportable event,” as set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30)-day notice period has been waived.

“Required Insurance” has the meaning given to such term in Section 6.5.

“Responsible Officer” means, as to any Person, its president, chief executive officer, treasurer, chief financial officer, or secretary (or assistant secretary), any of its vice presidents, any chief restructuring officer, chief strategy officer, or any managing general partner, managing member of such Person that is a natural person or authorized signatory (or any of the preceding with regard to any managing general partner, managing member or sole member of such Person that is not a natural person).

“Richmond CEA Facility” means an approximately sixty (60)-acre greenhouse facility located in the City of Richmond, Kentucky which produces fresh produce, including tomatoes, and including all structures, buildings, improvements, fixtures, furnishings, equipment, and personal property associated with such greenhouse facility which is owned by a Loan Party or an Affiliate of a Loan Party.

“Richmond Facility” means any Indebtedness under, or documents or obligations relating to that certain Credit Agreement, dated as of July 23, 2021 by and between AppHarvest Richmond Farm, LLC and Equilibrium (as amended by that certain First Amendment to Credit Agreement, dated as of July 29, 2021, that certain Second Amendment to Credit Agreement, dated as of July 29, 2022, that certain Waiver and Third Amendment to Credit Agreement, dated as of December 21, 2022, and as further amended or supplemented from time to time prior to the date hereof).

“Roll-Up Loan” shall have the meaning provided in Section 2.2.

“Roll-Up Loan Amount” means the amount set forth on Schedule 2.2 as the “Total Roll- Up Loan Amount.”

“RSA” shall mean that certain Restructuring Support Agreement amongst Equilibrium, the Debtors, Mastronardi, and the other parties party thereto, dated as of the Petition Date.

“Restructuring Term Sheet” shall mean that certain Restructuring Term Sheet attached to the RSA and any Exhibits and Annexes thereto.

“Sale Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Lender, approving pursuant to Section 363 of the Bankruptcy Code one or more sales of, collectively, all or substantially all of the assets of the Debtors to one or more purchasers.

“Sale Transaction” means the sale of all or substantially all of the assets contemplated by the Stalking Horse APA.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Second Advance” has the meaning assigned to such term in Section 2.1(c).

“Security Documents” means any security documents and any financing statements and other instruments filed or recorded in connection with the Liens granted to the Lender pursuant to the DIP Orders.

“Stalking Horse APA” means that certain binding Asset Purchase Agreement by and among the Stalking Horse Purchaser, AppHarvest Richmond Farm, LLC, and AppHarvest Morehead Farm, LLC dated prior to the Petition Date pursuant to which the Stalking Horse Purchaser has a right to purchase from the applicable Debtors certain assets related to or associated with the Morehead CEA Facility and the Richmond CEA Facility on the terms and conditions set forth therein.

“Stalking Horse Purchaser” means Equilibrium or its designees. “Subsequent Loan” has the meaning assigned to such term in Section 2.1(c).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, mortgage recording taxes, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties, or other similar items applicable thereto.

“Termination Date” means, unless extended, with the prior written consent (which may be by e-mail) of the Lender, the earliest to occur of:

(a)    the Maturity Date;

(b)    the date of the delivery of a Termination Notice to the Remedies Notice Parties declaring the acceleration of all of the Obligations under this Agreement and the other DIP Loan Documents following the occurrence and continuance of an Event of Default;

(c)    Discharge Date; and
(d)    July 28, 2023, if the Closing Date has not occurred on or before such date. “Termination Notice” shall mean a Default Notice (as defined in the Interim Order or Final
Order, as applicable).

“Total Loan Commitment” means $29,600,000.

“U.S. Person” means a person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Upfront Fee” has the meaning assigned to such term in Section 2.1(d). “Variance Report” shall have the meaning provided in Section 6.9(c). “Variance Reporting Date” shall have the meaning provided in Section 6.9(c). “Variance Testing Period” shall have the meaning provided in Section 6.9(c).
1.2    Rules of Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a)    The singular includes the plural, and the plural includes the singular.

(b)    Except where otherwise specified, the word “or” is not exclusive. Thus, if a party “may do (a) or (b),” then the party may do either or both. The party is not limited to a mutually exclusive choice between the two alternatives.

(c)    A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

(d)    A reference to a Person includes its successors and permitted assigns.

(e)    Accounting terms have the meanings given to them by GAAP, as applied by the accounting entity to which they refer. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by Borrower to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(f)    The words “include,” “includes” and “including” are not limiting.

(g)    A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h)    References to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof to the extent permitted under the Financing Documents, and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified, and supplemented from time to time to the extent permitted under the Financing Documents and in effect at any given time.

(i)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)    References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified. If the Borrower or any Affiliate of the Borrower is required to perform an action, deliver a document, or take such other action by a calendar day and such day is not a Business Day, then the Borrower or such Affiliate shall take such action by the next succeeding “Business Day.”

(k)    The Financing Documents are the result of negotiations between, and have been reviewed by, each of Borrower, the other Loan Parties, Lender, and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any such party.

(l)    The words “will” and “shall” shall be construed to have the same meaning and effect.

1.3    Orders. This Agreement and the other DIP Loan Documents are subject in all respects (including with respect to all obligations (including, without limitation, the Obligations) and agreements of the Loan Parties provided for hereunder and thereunder) to the terms of any Bankruptcy Orders, and such Bankruptcy Orders shall control for all purposes. In furtherance of the foregoing, and notwithstanding anything else to the contrary set forth herein or in the other DIP Loan Documents, any action taken or omitted to be taken by any Loan Party pursuant to the express terms of the Bankruptcy Orders shall not constitute a Default or Event of Default, and the Loan Parties shall not be required to undertake any obligation (including, without limitation, any Obligation), make any agreement or take any action that is expressly prohibited by the terms of the        Bankruptcy    Orders. DIP FACILITY

2.1    New Money Loans.

(a)    New Money Loan Commitment. Subject to the terms and conditions hereof, the Lender agrees to make term loans in Dollars to the Borrower in three (3) installments in an aggregate amount up to but not exceeding the Lender’s New Money Loan Commitment. The aggregate amount of the New Money Loan Commitment shall be automatically and permanently reduced by the amounts of any draws thereof and shall be automatically and permanently reduced to zero on the Termination Date. Amounts borrowed pursuant to this Section 2.1 may be prepaid or repaid but may not be reborrowed.

(b)    Interim Advance. Subject to the terms and conditions of the Interim Order and this Agreement including the satisfaction of the conditions set forth in Section 4.1, the Lender shall make New Money Loans in Dollars to the Borrower on or after the Closing Date in the amount and as set forth in the definition of Interim Advance.

(c)    Subsequent Draws. Subject to the terms and conditions of the applicable DIP Order and this Agreement including this Section 2.1(c) and the satisfaction of the conditions set forth in Section 4.2, the Lender shall make New Money Loans in Dollars to the Borrower after making the Interim Advance in two (2) draws (each a “Subsequent Loan”), in an aggregate amount not to exceed an amount of the New Money Loan Commitment, minus the Interim Advance. The amount of the first Subsequent Loan to be made following the Borrowing of the Interim Advance (the “Second Advance”), will equal $4,000,000 and the amount of the final Subsequent Loan (the “Final Advance”) shall equal the New Money Loan Commitment, minus the sum of the Interim Advance and the Second Advance.

(d)    Upfront Fee. Subject to the terms and conditions of the Interim Order, the Borrower shall pay to the Lender a fee (the “Upfront Fee”) equal to 3.00% of the Total Loan Commitment. The Upfront Fee shall be due and payable on the date of the funding of the Interim Advance, shall be payable in kind and from and after the making of the Interim Advance shall be considered Loans advanced hereunder for all purposes of this Agreement.

(e)    Exit Fee. Subject to the terms and conditions of the Final Order, the Borrower agrees to pay to the Lender a fee (the “Exit Fee”) equal to 5.00% of the Total Loan Commitment. The Exit Fee shall be due and payable on the Maturity Date, shall be payable in kind and from and after the Maturity Date shall be considered Loans advanced hereunder for all purposes of this Agreement.

2.2    Roll-Up Loans. Subject to the terms and conditions of the Interim Order, simultaneously with the Interim Advance, the Prepetition Bridge Term Loans and any other Prepetition Bridge Obligations, including accrued and unpaid interest thereon shall be deemed Loans advanced under this Agreement (the “Roll-Up Loans”) and, subject to the terms and conditions set forth herein and without any further action by any party to this Agreement, shall be administered hereunder. Roll-Up Loans under this Section 2.2 may be prepaid or repaid but may not be reborrowed.

2.3    Borrowing Procedures.

(a)    To request a Subsequent Loan, the Borrower shall notify the Lender of such request in writing (which may be by email) not later than 12:00 p.m., New York City time, at least five (5) Business Day prior to the date of the proposed Borrowing. Each such notice shall specify the following information:

(i)    the date of such Borrowing, which shall be a Business Day; and

(ii)    The Final Order approving such draw has been (or will be) entered and all of the conditions to such draw set forth in Section 4.2 have been (or will be) satisfied on or prior to the date of such Borrowing.

2.4    Termination of New Money Loan Commitments.

(a)    The New Money Loan Commitment shall terminate on the earlier of the date that it is fully drawn or reduced to zero and the Termination Date.

(b)    The Borrower may at any time terminate or reduce (including to zero) any undrawn amount of the New Money Loan Commitment upon prior notice to the Lender.

(c)    The Borrower shall notify the Lender of any election to reduce (including to zero) the New Money Loan Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof; provided, further, that any reduction resulting from the Borrower or any Loan Party entering into a new debtor in possession facility or other debtor in possession financing (an “Other DIP Facility”) shall be subject to the following terms (the “ROFR”); prior to incurring any Other DIP Facility, Lender shall be offered the opportunity to amend the terms of this Agreement to match the terms of any bona fide offer to provide such Other DIP Facility (including as to quantum, budget flexibility, operational flexibility, economics, duration and exit), if Lender affirmatively commits to making such amendment within three (3) Business Days of receiving written notice from Borrower with all relevant terms of such offer (the "Offer Notice"), Lender shall have an additional five (5) Business Days after receipt of the Offer Notice to negotiate and execute an amendment satisfactory to all parties reflecting such terms but if Lender fails to affirmatively commit to such an amendment or fails to execute such amendment within the time frames specified, Borrower shall have the right following the Discharge Date under this Agreement to enter into the Other DIP Facility for a period of eight (8) Business Days thereafter; provided, that, the terms and conditions of such Other DIP Facility are the same or better for Borrower than the terms in the Offer Notice. If the Borrower fails to enter into an Other DIP Facility within such eight (8) Business Day period, then Lender shall have a ROFR on the terms and conditions set forth in this Section 2.4.

(d)    The New Money Loan Commitment shall be automatically reduced on a dollar-for-dollar basis by the first One Million Dollars ($1,000,000) of any cash proceeds received by the Loan Parties pursuant to and in connection with the entry of the Final Berea Order.

ARTICLE III
PRINCIPAL AND INTEREST PAYMENT

3.1    Repayment of Principal and Outstanding Obligations. The Company hereby unconditionally promises to pay the Lender, all amounts owed hereunder with respect to the New Money Loans and the Roll-Up Loans (including, for the avoidance of doubt, any PIK Amounts) on the Termination Date. Each repayment of a New Money Loan and/or Roll-Up Loan shall be applied ratably to the Loans. Repayments of Loans shall be accompanied by accrued interest on the amounts repaid. Any reference in this Agreement or the DIP Loan Documents to the Loans or the outstanding principal balance of the Loans shall include the PIK Amounts.

3.2    Interest Rates and Payment Dates.

(a)    Each Loan (including any PIK Amounts) shall bear interest at a rate per annum equal to the Interest Rate. Upon the occurrence and during the continuance of an Event of Default, all outstanding Obligations (whether or not overdue) shall bear interest at a rate per annum equal to the Default Rate. All unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date.

(b)    Accrued interest on each New Money Loan and Roll-Up Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that such interest shall be added (on each Interest Payment Date) to the outstanding principal amount of such Loans (and thereafter bear interest at the Interest Rate or the Default Rate, as applicable) (the “PIK Interest Amounts”, and together with the Upfront Fee and the Exit Fee, collectively, the “PIK Amounts”).

(c)    Interest and fees payable pursuant to this Agreement shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed (including the first day but excluding the last day). Any change in the interest rate on a Loan resulting from a change in interest being charged at the Interest Rate or Default Rate shall become effective as of the opening of business on the day on which such change becomes effective.

3.3    Repayment Procedures. All payments (including prepayments) to be made by Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 noon (New York time), on the due date thereof to Lender at its account specified in Annex I (as such account information may be updated by Lender in writing from time to time), in Dollars and in immediately available funds.

Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.

3.4    Prepayments.

(a)    Voluntary Prepayments. The Borrower may, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided, that any prepayment with the proceeds of an Other DIP Facility shall be subject to the ROFR.

(b)    Mandatory Prepayments.

(i)    The Borrower shall repay or pay, as the case may be, to the Lender all Loans and other Obligations outstanding under the DIP Facility on or before the Maturity Date.

(ii)    In the event of any Event of Loss to the Richmond CEA Facility, Pulaski CEA Facility, or the Morehead CEA Facility in excess of $1,000,000, Borrower shall apply all net insurance proceeds received by the Loan Parties to prepay the Obligations in accordance with the applicable Bankruptcy Orders; provided, that, Borrower shall not be obligated to apply net insurance proceeds received by the Loan Parties solely with respect to the Pulaski CEA Facility in excess of the GNCU Priming Cap towards the prepayment of the Obligations. In the case of all other Events of Loss with respect to the Richmond CEA Facility, Morehead CEA Facility, and Pulaski CEA Facility and all Events of Loss with respect to the Properties of Loan Parties other than the Richmond CEA Facility, Morehead CEA Facility, and Pulaski CEA Facility, Borrower shall, and shall cause the other Loan Parties to, apply all net insurance proceeds from the insurance policies required hereunder to restore the Properties which are affected by the applicable Event of Loss.

3.5    Terms of Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment or any mandatory prepayment which may be required hereunder), Borrower shall pay to Lender (a) all accrued interest to the date of such prepayment owed pursuant to the terms of this Agreement on the amount prepaid, and (b) all accrued fees to the date of such prepayment owed pursuant to the terms of this Agreement corresponding to the amount being prepaid. Any remaining amounts shall be used to pay principal.

3.6    Taxes. Any and all payments by or on account of any obligation of a Loan Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by Governmental Rules. If any Governmental Rule requires the deduction or withholding of any Tax from any such payment, then the applicable Person shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Governmental Rules, and then the sum payable by the applicable Loan Party shall be increased as may be necessary so that after such deduction or withholding has been made Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

ARTICLE IV CONDITIONS

4.1    Closing Date. The occurrence of the Closing Date and the obligation of the Lender to make the Interim Advance is subject to the prior satisfaction by the Loan Parties of each of the following conditions as determined in the sole and absolute discretion of Lender:

(a)    Financing Documents. Lender shall have received each Financing Document in form and substance satisfactory to Lender duly executed and entered into by each party thereto.

(b)    Representations and Warranties; No Event of Default. Each representation and warranty set forth in the Financing Documents is true and correct on the Closing Date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date). No Event of Default shall have occurred and be continuing or could reasonably be expected to result from the occurrence of the Closing Date.

(c)    Governing Documents. Lender shall have received:

(i)    a copy of the certificate of formation, certificate of limited partnership, certificate of registration or other formation documents, including all amendments thereto, of each Loan Party, each certified as of a recent date by the Secretary of State of Delaware or such other relevant jurisdiction (provided that it is acknowledged and agreed that such certified documents delivered in connection with the Prepetition Bridge Credit Agreement are of a recent date);

(ii)    a copy of resolutions of the board of directors, sole member, general partner(s), managing member(s) or similar governing body of each Loan Party, approving and authorizing the execution, delivery, and performance of the Financing Documents to which such Person is a party; and

(iii)    a certificate from Borrower signed by a Responsible Officer of Borrower as to the incumbency of the natural persons authorized to execute and deliver this Agreement on behalf of Borrower and each other Loan Party.

(d)    Good Standing Certificates. Lender shall have received certificates issued by the jurisdiction of organization of each Loan Party that is a party to the Prepetition Bridge Facility (and shall use commercially reasonable efforts with respect to each other Loan Party), certifying that each such Person is in good standing and active status and is authorized to transact business in such jurisdiction (provided that it is acknowledged and agreed that any such certificates delivered in connection with the Prepetition Bridge Credit Agreement are of a recent date).

(e)    Transaction Costs. Subject to the DIP Order, Borrower shall have paid all reasonable and documented out-of-pocket fees, costs and other expenses, and all other amounts, then due and payable by Borrower pursuant to this Agreement. All such amounts may be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(f)    Closing Certificate. Lender shall have received a closing certificate, dated the Closing Date, signed by a Responsible Officer of Borrower, in form and substance reasonably acceptable to Lender, certifying, among other things, that the conditions set forth in this Section 4.1 have been satisfied.

(g)    Stalking Horse APA. Stalking Horse Purchaser shall have entered into the Stalking Horse APA (which shall be in full force and effect and no material breach, event of default or termination event by any Loan Party or its Affiliate or other event which, with notice or lapse of time or both, could reasonably be expected to become a material breach, event of default, or termination event by any Loan Party or its Affiliate has occurred and is continuing under the Stalking Horse APA).

(h)    Initial Approved Budget. The Borrower shall have delivered to the Lender a Budget in form and substance acceptable to the Lender (such Budget as approved by the Lender, the “Initial Approved Budget”).

(i)    Mastronardi Term Sheet. The Stalking Horse Purchaser shall have entered into a term sheet, on terms and conditions acceptable to the Stalking Horse Purchaser, with Mastronardi providing for the go-forward lease and operation of the Richmond CEA Facility and the Morehead CEA Facility in the event that the Stalking Horse Purchaser is the successful bidder for such assets in the applicable 363 Sale on terms and conditions acceptable to the Stalking Horse Purchaser.

(j)    Material Adverse Change. Since the Petition Date, no Material Adverse Change shall have occurred.

(k)    Berea Lease. The Berea Term Sheet shall have been executed by all parties thereto.

(l) Bankruptcy Cases.

(i)    (1) No later than three (3) business days after the Petition Date, the
Bankruptcy Court shall have entered the Interim Order granting the super-priority claim status and the Liens and security interests contemplated hereby and authorizing the DIP Facility in an amount not less than the Interim Advance, which order (x) shall be in full force and effect and shall not have been, in whole or in part, vacated, reversed, stayed, or set aside, and (y) shall not have been modified or amended in a manner adverse to the Lender without the consent of Lender and (2) the Debtors shall be in compliance with the terms of the Interim Order in all respects;

(ii)    No later than three (3) business days after the Petition Date, the Bankruptcy Court shall have entered the Bankruptcy Orders constituting First Day Orders;

(iii)    All governmental consents and approvals necessary in connection with the transactions referred to herein shall have been obtained and be effective and no unstayed order or injunctions challenging the DIP Facility shall have been entered.

4.2    Subsequent Loan. The obligation of the Lender to make a Subsequent Loan, is subject to the satisfaction of the conditions set forth in Section 4.1 plus each of the following conditions (except as otherwise expressly specified below):

(a)    Borrowing Request. The Lender shall have received notice requesting such Subsequent Loan in accordance with Section 2.3. If the Subsequent Loan requested is the Second Advance, the amount requested shall equal the amount of Second Advance as set forth in Section 2.1(c).

(b)    Bankruptcy Cases. (i) The Bankruptcy Court shall have entered the Final Order which (a) shall be in full force and effect and shall not have been, in whole or in part, vacated, reversed, stayed, or set aside and (b) shall not have been modified or amended in a manner adverse to the Lender without the consent of the Lender and (ii) the Debtors shall be in compliance with the Final Order in all respects.

(c)    Representations and Warranties; No Event of Default. Each representation and warranty set forth in the Financing Documents is true and correct in all material respects (except if such representation is already qualified by reference to materiality, Material Adverse Effect, or a similar materiality qualifier (including a dollar threshold), in which case such representation and warranty shall be true and correct without regard to materiality), as of such date (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date). Each of the Loan Parties shall have performed and compiled with all agreements and conditions in the Financing Documents required to be performed or complied with by it prior to or at the time of the making of such Subsequent Loan and no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to occur as a result of the making of such Subsequent Loan.

(d)    Chapter 11 Milestones. The Borrower and the Loan Parties shall have satisfied all Chapter 11 Milestones in accordance with and subject to the deadlines set forth in Section 6.12 or such Chapter 11 Milestones shall have otherwise been extended, waived or otherwise modified by the Lender (in its sole and absolute discretion).

(e)    Budget. The Borrower shall have delivered to the Lender a Budget in form and substance acceptable to the Lender (which may be the Initial Approved Budget if the Subsequent Loan is to be made prior to the date that is four weeks after the Petition Date).

(f)    [reserved.]

(g)    Richmond and Morehead Leases. The Stalking Horse Purchaser shall have entered into a lease agreement with Mastronardi providing for the go-forward lease and operation of the Richmond CEA Facility and the Morehead CEA Facility in the event that the Stalking Horse Purchaser is the successful bidder for such assets in the applicable 363 Sale on terms and conditions acceptable to the Stalking Horse Purchaser and such lease shall not have been terminated.

(h)    Transaction Costs. Subject to the DIP Orders, Borrower shall have paid on, or concurrently with, the date on which such Subsequent Loan is to be made, all fees, costs and other expenses, and all other amounts, then due and payable by Borrower pursuant to this Agreement.

(i)    Subsequent Loan Certificate. Lender shall have received a certificate, dated the date on which such Subsequent Loan will be made, signed by a Responsible Officer of Borrower, in form and substance reasonably acceptable to Lender, certifying that the conditions set forth in this Section 4.2 have been satisfied.

ARTICLE V REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby makes each of the following representations and warranties to and in favor of Lender on the Closing Date and on the date of each Borrowing:

5.1    No Change. As of the Closing Date, and as of each date that this representation is made after the Closing Date, no Material Adverse Effect has occurred and is continuing.

5.2    Existence; Compliance with Legal Requirements. Each Loan Party (a) is a corporation, limited liability company, or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Legal Requirements except if such non-compliance would not reasonably be expected to have a Material Adverse Effect.

5.3    Power; Authorization; Enforceable Obligations; Perfected Liens. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Financing Documents to which it is a party and to obtain extensions of credit and grant liens hereunder and thereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery, and performance of the Financing Documents to which it is a party, including the granting of Liens pursuant to the Financing Documents and the extensions of credit on the terms and conditions set forth herein. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery and performance of any Financing Document by each Loan Party that is a party thereto, except (a) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, and
(b) consents, authorizations, filings and notices which, if not obtained or made, could not reasonably be expected to result in a Material Adverse Effect. Each Financing Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. Each Financing Document constitutes a legal, valid, and binding obligation of each Loan Party that is a party thereto, as applicable, enforceable against the Loan Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery, and performance by each Loan Party of each Financing Document to which it is a party does not require the approval or consent of any holder or trustee of any Indebtedness or other obligations of the Loan Parties which has not been obtained. As of the Closing Date, the Interim Order is (and the Final Order will be) effective to create in favor of Lender, a legal, valid and enforceable fully perfected security interest in, and Lien on, the Collateral and the proceeds and products thereof as security for the Obligations without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or any other documents nor the making of any recordings, filings, or registrations, the giving of notice, or taking of any other actions.

5.4    No Legal Bar. The execution, delivery and performance of this Agreement and the other Financing Documents, the Borrowings and the use of the proceeds thereof (a) will not conflict with or result in a violation or breach of any terms of any (i) Legal Requirements except for any such violation of a Legal Requirement that could not reasonably be expected to have a Material Adverse Effect, (ii) certificate of formation, partnership certificate, articles of incorporation, bylaws, limited liability company agreement or limited partnership agreement of any Loan Party or (iii) Contractual Obligation of any Loan Party, except in each case of this clause (iii), any such conflict, violation or breach that could not reasonably be expected to have a Material Adverse Effect, and (b) will not result in, or require, the creation or imposition of any Lien on any Collateral (other than Permitted Liens).

5.5    Compliance with Legal Requirements. Each Loan Party is in compliance in all material respects with the requirements of all Legal Requirements (including Environmental Laws and Permits) and all orders, writs, injunctions, and decrees applicable to it or its Properties, except in such instances in which such requirement is being contested in good faith by appropriate proceedings diligently conducted or such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

5.6    Litigation. Except for the Bankruptcy Cases and as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s Knowledge, threatened by or against the Loan Parties or against any of their respective properties or revenues, involving more than, individually or in the aggregate, One Million Dollars ($1,000,000).

5.7    Financial Statements. Any financial statements delivered to the Lender, present(s) fairly in all material respects the financial position of the Loan Parties as at the date of such financial statements and their results of operations and cash flows for the period then ended, and have been prepared in conformity with GAAP, applied on a consistent basis (in the case of unaudited financial statements, subject to normal year-end adjustments), as applicable.

5.8    Taxes.

(a)    The Loan Parties have filed or caused to be filed all Tax returns that they are required to file, and all such Tax returns are accurate and complete in all material respects. No written claim has been made by a Governmental Authority in a jurisdiction where a Loan Party does not file Tax returns that such Person is or may be subject to taxation by the jurisdiction. Each

Loan Party has paid, or caused to be paid, all Taxes payable by or with respect to such Person or upon its respective properties, assets, income, businesses, and franchises, other than any such Taxes the non-payment of which is permitted under Section 6.3.

(b)    There are no Liens for Taxes against any assets or properties of the Loan Parties other than inchoate Liens for Taxes not yet due and payable.

(c)    [Reserved].

(d)    Other than as previously disclosed in writing to Lender, neither the Borrower nor any Affiliate of the Borrower or any other Person acting on behalf of any of the foregoing has applied to the IRS for a private letter ruling, closing agreement or any similar item or agreement with respect to the Loan Parties, including any application or request for such item that has been withdrawn.

(e)    Other than as previously disclosed in writing to Lender, no Loan Parties have made any material elections with respect to Taxes.

5.9    Employee and ERISA Matters. Neither the Loan Parties nor their respective employees or any of their respective former employees has engaged in any unfair labor practice that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Loan Parties do not sponsor, maintain, participate in, contribute to, or have any liability in respect of any ERISA Plan. Without limiting the generality of the foregoing, there are no ERISA Plans, Multiemployer Plans or Foreign Plans for which a Loan Party is reasonably likely to incur any material liability. No ERISA Event has occurred or is reasonably expected to occur. All payments due from a Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid except to the extent any such failure to pay would not reasonably be expected to result in a Material Adverse Effect.

5.10    Investment Company Act. Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. Borrower is not a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

5.11    Use of Proceeds. The proceeds of the Loans have been and will be applied in accordance with the uses described in Section 6.10.

5.12    Title. Each Loan Party has good and marketable title to, or valid leasehold interests, in all of its material properties and assets, including all material Collateral. None of the properties and assets of a Loan Party are subject to any Liens other than the Permitted Liens.

5.13    Accuracy of Information. No statement or information contained in this Agreement, any other Financing Document or any other report, document, certificate or written statement furnished by or on behalf of the Borrower or any of its respective Affiliates to Lender, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Financing Documents or pursuant to the terms of the Financing Documents, taken as a whole, when furnished, contains as of the date such statement, information, report, document or certificate was so furnished (taking into account any updated or supplemental information), any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made, where such untrue material fact or omission could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with Lender that, until the Discharge Date, it shall abide by the following affirmative covenants:

6.1    Operational Reports. Upon Lender’s request, furnish to the Lender not more frequently than every other calendar week, operational reports with respect to each of the Richmond CEA Facility, Pulaski CEA Facility, and the Morehead CEA Facility containing such operational data as reasonably requested by Lender.

6.2    Certificates; Other Information. Furnish to Lender:

(a)    concurrently with the delivery of any operational reports pursuant to Section 6.1, a certificate of a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing, except as specified in such certificate; and

(b)    promptly, such additional financial and other information as Lender may from time-to-time reasonably request.

6.3    Taxes and Other Government Charges.

(a)    File all federal, state and local Tax returns and reports that are required to be filed by it under Governmental Rules and pay, or cause to be paid, as and when due and prior to delinquency, all Taxes, assessments and governmental charges of any kind that may at any time be assessed or levied against or with respect to the Loan Parties or their respective Properties and to the extent not stayed by the Bankruptcy Court, all utility and similar charges incurred in the ownership, construction, operation, maintenance, use, occupancy and upkeep of their respective Properties to the extent non-payment will result in a termination of the applicable services; provided, that the Loan Parties may contest in good faith any such Taxes, assessments and other charges and, in such event, may if permitted by Governmental Rules, permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Loan Party is in good faith contesting the same by appropriate proceedings, so long as
(i) adequate cash reserves reasonably satisfactory to Lender have been established on the applicable Loan Party's books to pay any such Taxes, assessments or other charges, accrued interest thereon and any potential penalties or other costs relating thereto, or other adequate provision for the payment thereof which shall be reasonably satisfactory to Lender shall have been made, (ii) enforcement of the contested Tax, assessment or other charge is effectively stayed for the entire duration of such proceedings and (iii) any Tax, assessment or other charge determined to be due, together with any interest or penalties thereon, will be promptly paid in full when due after resolution of such contest.

6.4    Maintenance of Existence; Compliance.

(a)    Except as contemplated by any Bankruptcy Order, (i) preserve, renew, and keep in full force and effect its existence as a limited liability company, partnership or corporation, as applicable, in its jurisdiction of organization and (ii) take reasonable actions to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except to the extent that a failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)    Comply with all Contractual Obligations of such Loan Party and Legal Requirements applicable to such Loan Party, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.5    Insurance. Maintain, through either an individual policy or as part of a group policy maintained by or for the Loan Parties, with financially sound and reputable insurance companies, insurance in the coverages, insured amounts and deductible levels as are commercially reasonable in light of Prudent Industry Practices (the “Required Insurance”). If a Loan Party fails to take out or maintain the full insurance coverage required by this Section 6.5, Lender, upon ten
(10) Business Days’ prior written notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required) to Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same at the sole cost and expense of Borrower. On or before the date on which the Second Advance is to be made, cause all casualty insurance policies required to be maintained pursuant to this Agreement to name Lender as a loss payee thereunder as its interests may appear and designate that all proceeds be payable to Lender as its interests may appear and maintain such designations thereafter until the Discharge Date.

6.6    Inspection of Property; Books and Records; Discussion. Maintain all financial records in accordance with GAAP and permit any Persons designated by Lender, to visit and inspect the Loan Parties’ financial records and the Loan Parties’ properties at reasonable times, upon reasonable (but in no event less than forty-eight (48) hours’) prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records and, permit any Persons designated by Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances, operations, and condition of the Richmond CEA Facility, Morehead CEA Facility, and the other Properties of the Loan Parties and the Loan Parties themselves with the officers thereof and other third party advisors (including independent accountants) therefor (subject to reasonable requirements of confidentiality, safety requirements and other requirements imposed by law or by contract).

6.7    Notices. Promptly upon receiving written notice or giving written notice, or upon obtaining knowledge, of the applicable event, give notice to Lender of the following (it being understood that delivery of such notice shall be deemed to cure any Default or Event of Default arising solely from failure to deliver such notice):

(a)    the occurrence of any Default or Event of Default, followed by, as soon as practicable (and, in any event, within five (5) Business Days following delivery of such notice), a statement of a Responsible Officer of Borrower setting forth details of such occurrence and stating what action Borrower or other relevant Person proposes to take with respect thereto;

(b)    any pending or known threatened litigation, action or proceeding involving a Loan Party or its Property, to the extent any such litigation or proceeding (i) involves claims which exceed One Million Dollars ($1,000,000), individually or in the aggregate, with respect to a Loan Party or its Property, or at the time public disclosure is required by applicable law, (ii) seeks injunctive, declaratory or similar relief with respect to a Loan Party, a Loan Party’s Property, or Financing Documents, or (iii) relates to any Financing Document and involves a claim that such Financing Document, or any condition or term thereof, is not valid, binding or enforceable or a claim against or of Lender and, in the case of this clause (iii), would reasonably be expected to have a Material Adverse Effect if determined adversely to Lender;

(c)    any dispute or disputes which may exist between a Loan Party and any Governmental Authority, and which involve (i) claims against a Loan Party or its Property;
(ii) injunctive, declaratory, or similar relief with respect to a Loan Party, its Property, or Financing Documents; or (iii) any Liens for Taxes due but not paid;

(d)    the occurrence of any material Event of Loss, whether or not insured;

(e)    any cancellation or material change in the terms, coverages or amount in any insurance comprising the Required Insurance;

(f)    the occurrence of any ERISA Event that could reasonably be expected to result in a Loan Party incurring liability;

(g)    the occurrence of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(h)    any written notice from any Governmental Authority initiating or threatening the commencement of an investigation or proceedings against a Loan Party or its Property, in each case, that could reasonably be expected to have a Material Adverse Effect;

(i)    any notice or request for information from the Occupational Health and Safety Administration (or similar Governmental Authority investigating occupational or workplace safety) with respect to a Property owned or operated by a Loan Party;

(j)    prior to filing with the Bankruptcy Court, for Lender’s review and approval, as soon as reasonably practical, drafts of all material pleadings, motions, and other documents (provided that any of the foregoing relating to the DIP Facility, the Financing Documents, the Stalking Horse APA, the Berea Lease, and the second day motions and orders shall be deemed material) to be filed by the Debtors with the Bankruptcy Court, each of which shall be in form and substance acceptable to the Lender; and

(k)    such other information respecting the business, condition (financial or otherwise), operations, performance, or properties of any Loan Party or that relates to the ability of any Loan Party to perform its obligations under the Financing Documents to which it is a party, in each case as Lender may from time to time reasonably request.

6.8    Further Assurances. From time to time as necessary or reasonably requested by Lender, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, fixture filing, certificate of title, subordination agreement or estoppel certificate) relating to the Loans and other Obligations stating the interest and charges then due and any known defaults, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all Governmental Rules the rights, Liens and priorities of Lender with respect to all Collateral (if applicable) and other security from time to time furnished under this Agreement and the other Financing Documents or intended to be so furnished (if applicable), in each case, in such form and at such times as shall be necessary or reasonably requested by Lender, and pay all reasonable fees and expenses (including attorneys’ fees) incident to compliance with this Section 6.8.

6.9    Budget. Deliver to Lender:

(a)    Beginning on August 8, 2023 (the “Initial Reporting Date”), an updated Budget on Tuesday of every other week (each, a “Proposed Budget”) for Lender’s approval. Upon receipt of the Lender’s approval (in its sole and exclusive discretion), such Proposed Budget shall become an Approved Budget and shall replace the then-operative Approved Budget for all purposes herein or in the DIP Order. Any updates to the Initial Approved Budget (including each Proposed Budget and any updates, amendments, supplements, or other modifications to an Approved Budget) shall be subject to the prior written approval of Lender in its sole discretion and, until Lender provides such approval, the Approved Budget, which was most recently approved by Lender, shall remain in effect for all purposes, including variance testing and reporting. It being understood that no changes shall be made to any Approved Budget with respect to any periods that were included in an Approved Budget, which was previously approved by Lender, without the prior written consent of Lender.

(b)    The Loan Parties shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Permitted Variances); and

(c)    Beginning on Tuesday of the calendar week after the Initial Reporting Date, and on the Tuesday of every calendar week thereafter (each such date, a “Variance Reporting Date”), a variance report and reconciliation, in a form reasonably acceptable to the Lender, for the immediately prior week and for net operating cash flow for the immediately prior two (2) week time period covered by the applicable Approved Budget on a cumulative basis (the applicable “Variance Testing Period”), in each case, showing actual results for the following items:
(1) receipts, (2) disbursements, (3) net operating cash flow, (4) liquidity, and (5) loan balances, noting therein variances from values set forth for such periods in the most recent Approved Budget for the immediately prior week or, for net operating cash flow, for the time period covered by the applicable Approved Budget on a cumulative basis and providing an explanation for all material variances, certified by the chief financial officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein (such report, the “Variance Report”).

6.10    Use of Proceeds.

(a)    The proceeds of the New Money Loans hereunder shall be used solely and in each case in accordance with the DIP Budget and subject to any limitations therein: (i) for working capital of the Loan Parties following the Petition Date, (ii) for the payment of current interest, expenses and fees with respect to the Loans and other Obligations hereunder, (iii) for payment of allowed administrative costs and expenses of the Bankruptcy Cases (including professional fees and expenses), (iv) for payment of prepetition claims authorized by the Bankruptcy Court, (v) for any other forecasted cash outlays included in the Approved Budget and
(vi) as otherwise agreed by the Lender and the Borrower.

(b)    The Borrower will not request any Borrowing, and the Loan Parties shall not use, and shall cause that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.11    Collateral Matters. Subject to the Carve-Out and the DIP Order, all Obligations of the Loan Parties hereunder shall be:

(a)    entitled to superpriority claim status under section 364(c)(1) of the Bankruptcy Code with priority over all administrative expense claims and unsecured claims existing as of the Petition Date or arising thereafter under the Bankruptcy Code, including, without limitation, the prepetition claims and adequate protection claims of the Prepetition Lenders (the “DIP Superpriority Claims”). The DIP Superpriority Claims may be repaid from any cash of the Debtors, including without limitation, Cash Collateral (within the meaning of the DIP Order) and, following entry of the Final Order, the proceeds of Avoidance Actions and Avoidance Action Proceeds;

(b)    secured, pursuant to section 364(c)(2) of the Bankruptcy Code, by valid, enforceable, first priority, fully perfected security interests in and liens on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were unencumbered (and do not become perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) (including, following entry of the Final Order, Avoidance Action Proceeds);

(c)    secured, pursuant to section 364(c)(3) of the Bankruptcy Code, by valid, enforceable, fully perfected security interests in and liens on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were subject to valid, perfected and non-avoidable liens and unavoidable liens in existence immediately prior to the Petition Date, if any, that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (the “Permitted Prior Liens”), which security interests and liens shall be junior and subordinate only to such Permitted Prior Liens and the Carve-Out; and

(d)    secured, pursuant to section 364(d)(1) of the Bankruptcy Code, by valid, enforceable, priming first priority, fully perfected security interests in and liens upon all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date, and all of the Debtors’ rights in property acquired post-petition (and proceeds thereof), whether now existing or hereafter acquired or arising, that secure the Prepetition Obligations in respect of the Prepetition Bridge Facility, the Richmond Facility, the Morehead Facility, and the GNCU Facility (provided, with respect to the GNCU Facility, such priming Liens pursuant to this clause(d) shall not exceed the amount of the GNCU Priming Cap), including, but not limited to, any cash proceeds received by the Loan Parties pursuant to or in connection with the entry of the Final Berea Order.

The Collateral shall also include any and all hereafter acquired or arising property, rents, issues, products, offspring, proceeds and profits generated by any item of Collateral and, following entry of the Final Order, liens on proceeds of any Avoidance Actions.

The Liens shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of any Debtor and their estates under section 551 of the Bankruptcy Code,
(ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of any Debtor, or (iii) any intercompany or affiliate liens of any Debtor.

The Collateral will be free and clear of other liens, claims and encumbrances, except valid, perfected, enforceable and unavoidable liens, rights of recoupment enforceable in bankruptcy, and rights of setoff permissible under section 553 of the Bankruptcy Code, in each case except as otherwise agreed by the applicable creditor or lienholder, as applicable, in existence as of the Petition Date and permitted pursuant to Prepetition Credit Agreements, if any, and any other Permitted Prior Liens.

The Borrower acknowledges that the Liens shall automatically attach to the Collateral and became valid and perfected immediately upon entry of the Interim Order without the requirement of any further action by the Lender; provided that if the Lender determines to file any financing statements, notice of liens or similar instruments, the Debtors will cooperate and assist in any such filings.

6.12    Chapter 11 Milestones. The Loan Parties shall comply with and meet the following milestones as the same may be extended, waived or otherwise modified with the prior written consent of Lender in its sole discretion (which may be by email) without further order by the Bankruptcy Court (collectively, the “Chapter 11 Milestones” and each a “Chapter 11 Milestone”):

(i)    the Bankruptcy Court shall have entered the Interim Order by the date that is no later than three (3) Business Days after the Petition Date;

(ii)    the Bankruptcy Court shall have entered the Interim Berea Order by the date that is no later than five (5) Business Days after the Petition Date;

(iii)    the Debtors shall have filed the motion seeking entry of the Bidding Procedures Order and Sale Order (the “Bidding Procedures Motion”) by no later than three (3) days after the Petition Date;

(iv)    the Bankruptcy Court shall have entered the Bidding Procedures Order by no later than twenty-one (21) days after the filing of the Bidding Procedures Motion;

(v)    the Bankruptcy Court shall have entered the Final Order by the date that is no later than twenty-eight (28) days after the Petition Date;

(vi)    the Bankruptcy Court shall have entered the Final Berea Order by the date that is no later than thirty-five (35) days after the Petition Date;

(vii)    the Bankruptcy Court shall have entered the Sale Order by no later than forty-five (45) days after the Petition Date;

(viii)    the Debtors shall have closed the Sale Transaction by no later than fifty (50) days after the Petition Date; and

(ix)    the Plan Effective Date shall have occurred by no later than sixty
(60) days after the Petition Date.

6.13    Business Operations. Except as authorized by the Bankruptcy Orders, each Loan Party shall (a) operate, keep, and maintain the Richmond CEA Facility and the Morehead CEA Facility in good condition, repair, and working order in accordance with Prudent Industry Practices and the Approved Budget and (b) (i) use best efforts to conduct business in the ordinary course and (ii) use best efforts to operate, keep, and maintain its Properties (other than the Richmond CEA Facility and Morehead CEA Facility) which are necessary or useful in its business and complete construction of the Richmond CEA Facility, in each case, in all material respects in accordance with Prudent Industry Practices, Legal Requirements, and any contracts or agreements related thereto, except to the extent not consistent with the Approved Budget.

6.14    Richmond Construction Completion Plan. Within ten (10) days of the Closing Date, deliver a Construction Completion Plan which is satisfactory to Lender in its reasonable discretion. Without limiting the Loan Parties’ obligations under Section 6.13, and subject to any applicable limitations in the Approved Budget, complete the construction of the Richmond CEA Facility in accordance with the Construction Completion Plan.

6.15    Berea Lease. (i) No later than five (5) days following the Petition Date, the Bankruptcy Court shall have issued the Interim Berea Order; (ii) no later than the earlier of the date on which the Second Advance is to be made and twenty-three (23) days following the Petition Date, the Bankruptcy Court shall have issued the Final Berea Order; and (iii) no later than the earlier of the date on which the Final Advance is to be made and forty-five (45) days after the Petition Date, AppHarvest Berea and its Affiliates shall have transferred to Mastronardi the “Transferred Assets” (as defined in the Berea Term Sheet) pursuant to and in accordance with the requirements set forth in the Berea Term Sheet.

ARTICLE VII NEGATIVE COVENANTS

Each Loan Party covenants and agrees with Lender that, until the Discharge Date, each Loan Party shall abide by the following negative covenants:

7.1    Contingent Liabilities. Except as provided in this Agreement, not become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person (other than a Loan Party) or otherwise create, incur, assume, or suffer to exist any contingent obligation as defined by GAAP exceeding One Million Dollars ($1,000,000); provided that this Section 7.1 shall not be deemed to prohibit a Loan Party from (a) the acquisition of goods, supplies or merchandise in the normal course of operating its business on normal trade credit,
(b) the endorsement of negotiable instruments received in the normal course of operating its business, (c) contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations, or private warrant liabilities, in each case incurred in the ordinary course of business and not in connection with Indebtedness for borrowed money, or (d) incurring Permitted Indebtedness.

7.2    Liens; Negative Pledges. Not create, assume, or suffer to exist any Lien on any of the Collateral except for Permitted Liens.

7.3    Indebtedness. Not incur, create, assume, or permit to exist any Indebtedness except the Obligations, any Permitted Indebtedness and any Indebtedness between or among the Loan Parties.

7.4    Asset Dispositions. No Loan Party shall convey, sell, lease, transfer or otherwise dispose of any Borrower’s Property, engage in any “sale-leaseback” or similar transaction (, or merge or consolidate with or into any other Person, or change legal form, or implement any material disposition, other than replacements of personal property and equipment in the ordinary course with replacement items of equal or greater value, except in each case, as contemplated, by the Approved Budget, in connection with the 363 Sale or pursuant to a Bankruptcy Order.

7.5    Nature of Business; Permitted Activities. No Loan Party shall (a) directly conduct, transact, or otherwise engage in, or commit to conduct, transact, or otherwise engage in, any business or operations or other activity other than those related to its current business nor
(b) organize, form, or acquire any subsidiaries.

7.6    Distributions. No Loan Party shall (a) directly or indirectly make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any equity interest in any Loan Party, or redeem, purchase or otherwise acquire any equity interest in any Loan Party or permit any holder of any equity interest in any Loan Party to withdraw capital from Borrower, in each case, other than to another Loan Party or (b) except as set forth in the applicable Approved Budget, (i) make any payment of any existing bonus or other non-ordinary course executive or other employee compensation or (ii) modify the terms of employment with senior management of any Loan Party relating to compensation or other benefits.

7.7    Use of Proceeds. Not use, pay, transfer, distribute or dispose of any Loan proceeds in any manner or for any purposes except as provided in Section 6.10.

7.8    Other Changes and Transactions.

(a)    Not liquidate, wind-up or dissolve the Borrower.

(b)    Not allow Borrower to create or acquire any new direct or indirect subsidiaries.

(c)    Not directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate, other than intercompany debt amongst the Loan Parties.

7.9    Organizational Changes. Not cause, consent to, or permit any termination, suspension, amendment, modification, assignment, variance, or waiver of timely compliance with any terms or conditions of the certificate of formation (or similar document) or bylaws of any Loan Party (other than ministerial amendments or corrections of scrivener’s errors thereto). Not change (a) a Loan Party’s name, its status as a corporation or limited liability company or its jurisdiction of organization without written notice to Lender at least ten (10) days prior to such change, (b) the Borrower’s fiscal year without the prior written consent of Lender (such consent not to be unreasonably withheld) or (c) the location of any Loan Party’s chief executive office, principal place of business or federal identification number without written notice to Lender within thirty (30) days after such change.

7.10    Hazardous Substances. Not Release into the environment any Hazardous Substances in violation of any Environmental Laws or Permits by which a Loan Party or its Property is bound or in a manner, quantity or location that could reasonably be expected to have a Material Adverse Effect.

7.11    Super-Priority Claims. No Loan Party will create or permit to exist any “claim” that shall be granted in any of the Bankruptcy Cases that is pari passu with or senior to the Obligations, other than as provided herein.

7.12    Bankruptcy Orders. No Loan Party will (a) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of the Lender’s remedies hereunder or under any other DIP Loan Document, except as specifically provided in the DIP Orders, or (b) seek to change or otherwise modify any DIP Order or other order in the Bankruptcy Court with respect to the DIP Facility without the prior written approval of the Lender.

7.13    New Accounts. No Loan Party will open or otherwise establish, or deposit, credit or otherwise transfer any cash, cash receipts, securities, financial assets or any other property into a deposit account or securities account other than any deposit account or securities account established with the prior consent of the Lender and in which the Lender has been granted a first- priority perfected Lien pursuant to the applicable DIP Order.

7.14    Prepetition Claims. No Loan Party shall make any payments of any kind on account of any Prepetition Credit Facilities (except as expressly provided for herein, in an Approved Budget or pursuant to Bankruptcy Orders) or assert any right of subrogation or contribution against any Loan Party until the Discharge Date.

7.15    Variance Covenant. As of any Variance Reporting Date, the Loan Parties shall not allow:

(a)    with respect to the applicable Variance Testing Period, cash collections on a combined basis to be less than 85% of the estimated amounts in the applicable Approved Budget;

(b)    with respect to the applicable Variance Testing Period, methodology disbursements, including payroll and related expenses, to be greater than 110% of the applicable estimated disbursement for such line items in the Approved Budget;

(c)    with respect to the applicable Variance Testing Period, total non- methodology disbursements to be greater than 110% of the applicable estimated disbursements for such line items in the Approved Budget;

(d)    with respect to the applicable Variance Testing Period, non-operating disbursements to be greater than 115% of the estimated aggregate disbursement for all such items in the Approved Budget; and

(e)    with respect to the applicable Variance Testing Period, net operating cash flow to be less than 90% of the estimated amounts for such line items in the applicable Approved Budget at any given time;

the Budget variances permitted by clauses (a) through (e) above, collectively, the “Permitted Variances”).

The Loan Parties may not carry forward favorable variances on a line-item basis or otherwise from the immediately preceding Variance Testing Period when calculating the Permitted Variances. Notwithstanding anything to the contrary set forth in this Agreement, the Loan Parties shall be deemed to be in compliance with the Approved Budget for all purposes under this Agreement or the DIP Order unless, as of any Variance Reporting Date, the Loan Parties’ actual cash receipts or disbursements vary from the Approved Budget by more than the applicable Permitted Variance as measured on any Variance Reporting Date.

ARTICLE VIII
EVENTS OF DEFAULT; REMEDIES

Events of Default

The occurrence of any of the events described in Sections 8.1 through 8.8 shall constitute an event of default (an “Event of Default”) hereunder:

8.1    Failure to Make Payments. The Borrower shall fail to pay, in accordance with the terms of the relevant Financing Document, (i) any principal on any of the DIP Facility (including any mandatory prepayments payable hereunder) on the date that such sum is due, (ii) any interest or fee on any of the DIP Facility within five (5) days after the date that such sum is due or (iii) any other cost, charge or other sum due under such Financing Document within ten (10) days after the date Borrower receives written notice that such sum is due.

8.2    Judgments. A final judgment or judgments shall be entered against any Loan Party
(a) that in the aggregate exceeds five million Dollars ($5,000,000) (other than (i) a judgment that is fully covered by insurance, bond or other security or satisfied in full or (ii) a judgment, the execution of which is effectively stayed) or (b) that could reasonably be expected to have a Material Adverse Effect.

8.3    Misstatements. Any (a) representation or warranty made by a Loan Party in the Financing Documents, or (b) certificate, Budget or any financial statement made or prepared by, under the control of or on behalf of any Loan Party and furnished to Lender pursuant to any Financing Document or the DIP Order (i) shall contain any statement of fact that is untrue or misleading as of the date made or (ii) shall fail to state a material fact necessary to make the statements therein not misleading as of the date made; provided, that no Event of Default shall occur pursuant to this Section 8.3 if the facts or circumstances underlying any such untrue or misleading statement are capable of being cured and, within thirty (30) days of the date on which any Loan Party obtains knowledge that such untrue or misleading statement has occurred, such Loan Party has eliminated, corrected or otherwise cured such facts or circumstances.

8.4    [Reserved].

8.5    Cross-Default.

(a)    A Loan Party shall default for a period beyond any applicable grace period in the payment of principal, interest, or other amount due under any agreement (other than the Financing Documents) involving the borrowing of money or Indebtedness in excess of One Million Dollars ($1,000,000), which is not stayed by filing of the voluntary petition to commence the Bankruptcy Cases or is otherwise permitted to be paid under this Agreement.

(b)    The borrowings or Indebtedness under any agreement to which Borrower is a party (other than Financing Documents) become due and payable prior to their scheduled maturity fate, and the outstanding amount of amounts payable under all such agreements exceeds One Million Dollars ($1,000,000) in the aggregate, and payment of such amounts is not stayed by filing of the voluntary petition to commence the Bankruptcy Cases or is otherwise permitted to be paid under this Agreement.

(c)    A Loan Party or any of its Affiliates shall be in breach of, or default under, the Stalking Horse APA and such breach or default shall continue unremedied for the length of any applicable cure period in the Stalking Horse APA.

(d)    After its execution and effectiveness, the Stalking Horse APA shall cease for any reason to be in full force and effect unless terminated in accordance with its terms and not as a result of a default by a Loan Party or its Affiliates thereunder.

8.6    Breach of Covenants.

(a)    Immediate. Borrower shall fail to perform or observe any of the covenants set forth in Sections 6.4(a), 6.10, or 6.12 or any Loan Party shall fail to perform or observe any of the covenants set forth in Article VII.

(b)    Ten (10)-Day Cure Period. Borrower shall fail to perform or observe any of the covenants set forth in Sections 6.5 and 6.7(a), and such failure shall continue for a period of ten (10) days.

(c)    Extended Cure Period. Any Loan Party shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Financing Document to which it is a party and not otherwise specifically provided for elsewhere in this Article VIII, and such failure shall continue unremedied for a period of thirty (30) days; provided, that upon notice from Borrower to Lender, such cure period shall be extended to such longer period of time as is reasonably necessary to effect a cure so long as (x) such default could reasonably be expected to be susceptible of a cure after the already expired thirty (30)-day cure period and (y) such Loan Party is diligently and continuously proceeding to cure, or cause the cure of, such default and so certifies in such notice; provided, further, that such extended cure period shall not exceed ninety
(90) days in the aggregate.

8.7    ERISA. (a) One or more ERISA Events that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect shall have occurred or (b) any fact or circumstance shall exist that could reasonably be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Code against Borrower.

8.8    Bankruptcy Cases.

(a)    the Interim Order or Final Order, as applicable, (i) at any time ceases to be in full force and effect or (ii) shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Lender;

(b)    any Loan Party shall fail to observe or comply in any material respect with the terms of the Final Order;

(c)    other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget to the extent authorized by one or more First Day Orders or other orders reasonably satisfactory to the Lender, any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or payables;

(d)    (i) any of the Bankruptcy Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; a Chapter 11 trustee or an examiner (other than a fee examiner) with enlarged powers relating to the operation of the business of any Loan Party (powers beyond those expressly set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed, (b) any other superpriority claim or grant of any other Lien (including any adequate protection Lien) other than as provided for herein which is pari passu with or senior to the claims and Liens of the Lender provided by the DIP Loan Documents shall be granted in any of the Bankruptcy Cases, or (c) the filing of any pleading by any Loan Party seeking or otherwise consenting to or supporting any of the matters set forth in clause (a) or clause (b) of this clause (d);

(e)    the Bankruptcy Court shall enter one or more orders during the pendency of the Bankruptcy Cases granting relief from the automatic stay to the holder or holders of any Lien evidencing Indebtedness other than in connection with the 363 Sales or any of the Prepetition Facilities in excess of $2,000,000 to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Loan Party;

(f)    the Loan Parties petition the Bankruptcy Court to obtain additional financing pari passu or senior to the DIP Facility;

(g)    the Loan Parties’ “exclusive period” under section 1121 of the Bankruptcy Code for the filing of a chapter 11 plan terminates;

(h)    the consummation of a sale of any material portion of the Collateral (other than through the contemplated 363 Sale or a sale in the ordinary course of business that is contemplated by the Approved Budget);

(i)    the confirmation of a chapter 11 plan of reorganization or liquidation that does not provide for payment in full in cash of the Loans or such other treatment acceptable to Lender, or any Loan Party proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation;

(j)    any Loan Party (A) engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of this Agreement, the DIP Facility, the Prepetition Bridge Facility, the Richmond Facility, the Morehead Facility, or the Liens on or security interest in the assets of the Loan Parties securing the foregoing, including without limitation seeking to equitably subordinate or avoid the Liens securing such Indebtedness or (B) engages in or supports any investigation or asserts any claims or causes of action (or directly or indirectly support assertion of the same) against the Lender or its Affiliates;

(k)    the occurrence of a DIP Termination Event as defined in the Interim Order or Final Order, as applicable;

(l)    allowance of any claim or claims under section 506(c) of the Bankruptcy Code against any of the Collateral; and

(m)    entry of an order by the Bankruptcy Court in favor of any statutory committee appointed in the Bankruptcy Cases by the U.S. Trustee (each, a “Committee”), any ad hoc committee, or any other party in interest, (i) granting such party standing to pursue any claims against the Lender and/or any Prepetition Lender (ii) sustaining an objection to claims of the Lender and/or any Prepetition Lender, (iii) avoiding any Liens held by the Lender, or (iv) avoiding any Liens held by any Prepetition Lender except as otherwise agreed by such Prepetition Lender in writing (provided, that the foregoing shall not be deemed to prohibit the investigation by any such committee of any such claims or Liens in respect of the Prepetition Obligations).

8.9    Remedies.

Upon the occurrence and during the continuation of an Event of Default, and without further application to the Bankruptcy Court, pursuant to the DIP Order, the automatic stay provisions of Section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the Lender to take any of the following actions, at the same or different times:

(a)    issue a written notice (which may be by email) to the Loan Parties and their counsel, counsel for any Committee, and the U.S. Trustee (collectively, the “Remedies Notice Parties”) declaring the occurrence of the Termination Date and the suspension or termination of any New Money Loan Commitment, liability or obligation of the Lender hereunder and the acceleration of all of the Obligations under this Agreement and the other DIP Loan Documents, but without affecting the Liens on the Collateral or Obligations;

(b)    issue a Carve-Out Notice (as defined in the DIP Order);

(c)    declare all the Obligations to be immediately due and payable without presentment, demand or protest or other notice of any kind, all of which are expressly waived by the Loan Parties;

(d)    declare that all the Loans and other Obligations shall bear interest at the Default Rate; or

(e)    exercise all other rights and remedies available to it under the other Financing Documents and applicable law, including the UCC and DIP Orders.

provided that the Lender shall not exercise remedies against the Collateral pursuant to clause (e) above or any other Financing Document other than in accordance with the applicable DIP Order.

ARTICLE IX GUARANTY

9.1    Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, the Obligations, owing by the Borrower or any other Loan Party to the Lender arising under, pursuant to, or in connection with this Agreement or under any other DIP Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and, as provided in the DIP Loan Documents, all costs, fees, reasonable attorneys’ fees, and documented expenses incurred by the Lender in connection with the collection or enforcement thereof). The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty other than the indefeasible payment in full of the Obligations, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (or any comparable provisions of any similar federal or state law) after giving effect to the value of any rights of subrogation, contribution, reimbursement or indemnity of such Guarantor pursuant to applicable law or agreement, including Section 9.2 hereof.

9.2    Subrogation.

(a)    No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this

Guaranty until the Discharge Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Obligations, whether matured or unmatured.

(b)    The Guarantors hereby agree, as among themselves, that if any Guarantor or any other guarantor of the Obligations shall become an Excess Funding Guarantor (as defined below) (but subject to the succeeding provisions of this Section 9.2(b)), to pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 9.2(b) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess except as provided in Section 9.2(a) above or in any similar provision of any other guaranty of the Obligations. For purposes hereof,
(i) “Excess Funding Guarantor” shall mean, in respect of any obligations arising under the other provisions of this Guaranty and any similar provisions of any other guaranty of the Obligations (hereafter, the “Guaranteed Obligations”), a Guarantor or any other guarantor of the Obligations that has paid an amount in excess of its Pro Rata Share of the Guaranteed Obligations; (ii) “Excess Payment” shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations; and (iii) “Pro Rata Share”, for purposes of this Section 9.2(b), shall mean, for any Guarantor or any other guarantor of the Obligations, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such guarantor under this Guaranty or the other applicable guaranty) to (y) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower, all of the Guarantors and all of the other guarantors of the Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower under the Loan Agreement, the Guarantors hereunder and any other guarantors of the Obligations under the applicable guaranties) of the Borrower, all of the Guarantors and all of the other guarantors of the Obligations, all as of the Closing Date (if any Guarantor becomes a party hereto (or any other guarantor of the Obligations becomes a party to the applicable guaranty) subsequent to the Closing Date, then for purposes of this Section 9.2(b) such subsequent guarantor shall be deemed to have been a guarantor of the Obligations as of the Closing Date and the information pertaining to, and only pertaining to, such guarantor as of the date such guarantor became a guarantor of the Obligations shall be deemed true as of the Closing Date).

ARTICLE X MISCELLANEOUS

10.1    Amendments. Neither this Agreement or any other Financing Document, nor any terms hereof or thereof, may be amended or modified except by written consent of the parties hereto.

10.2    Addresses. Any communications between the parties hereto or regular notices provided herein to be given shall be given to the following addresses:

To Lender:    CEFF II AppHarvest Holdings, LLC
c/o Controlled Environment Foods Fund, LLC 411 NW Park Ave, Suite 401
Portland, Oregon 97209 Attn: General Counsel
Email: campbell@eq-cap.com

Copy to:    Amis, Patel & Brewer, LLP
1050 K Street, NW, Fifth Floor Washington, DC 20001
Attn: Rusty Brewer
Email: rustybrewer@apbllp.com

To Borrower: AppHarvest, Inc.
500 Appalachian Way
Morehead, KY 40351 Attn: Gary Broadbent
Email: info@appharvest.com

Copy to:    Sidley Austin LLP
787 Seventh Avenue New York, New York
Attn: Anthony R. Grossi; Patrick Venter
Email: agrossi@sidley.com; pventer@sidley.com

Any notice that is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party hereto may send notices by electronic mail, or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by electronic mail shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery (or rejected delivery) to the applicable party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

10.3    No Waiver; Cumulative Remedies.

(a)    No failure or delay of Lender in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b)    The rights and remedies of Lender hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Payment of Expenses, Indemnities and Taxes.

(a)    Borrowers will pay to Lender all of its reasonable and documented third- party and out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement, the DIP Orders, and the documents contemplated hereby or matters pertaining to the Bankruptcy Cases, including the reasonable fees, expenses and disbursements of Lender’s attorneys incurred in connection with such matters and the preparation of such documents and any amendments hereof or thereof, or the negotiation, closing or administration of such documents, and the reasonable and documented fees, expenses and disbursements of any bankruptcy, engineering, insurance, environmental and construction consultants of Lender in connection with this Agreement, the Loans, the DIP Orders or any matters pertaining to the Bankruptcy Cases.

(b)    Subject to any limitations separately agreed in writing by the relevant parties, Borrower agrees (i) to pay or reimburse Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including any workout and/or restructuring of the Loans, and the other Financing Documents, including the fees and disbursements of counsel (including the allocated reasonable fees and expenses of in- house counsel) to Lender, (ii) to pay, indemnify, and hold Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Financing Documents, the DIP Orders or any matters pertaining to the Bankruptcy Cases and any such other documents, and (iii) to pay, indemnify, and hold Lender and its officers, directors, employees, affiliates, agents, advisors and controlling Persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of (or the non-compliance by any party with the terms of) this Agreement and the other Financing Documents, the use of proceeds of the Loans, any of the transactions contemplated by the Financing Documents, the Property of the Loan Parties, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Financing Document, the DIP Orders or any matters pertaining to the Bankruptcy Cases (all the foregoing in this clause (b), the “Indemnified Liabilities”); provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by Governmental Rules, Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that it might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor. The agreements in this Section 10.5 shall survive the Discharge Date. Each Indemnitee that is not party to this Agreement shall be a third-party beneficiary of, and entitled to enforce, the provisions of this Section 10.5 as if party hereto.

10.6    Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their permitted successors and assigns, if any. Neither party may assign any of its or their rights or obligations under this Agreement, in whole or in part, to any other Person without obtaining the written consent or approval of the other party; provided, that Lender shall be entitled to assign this Agreement (a) to any of its Affiliates, or (b) in connection with a merger or acquisition of Lender or its Affiliates, in each case, so long as the assignee shall agree to be bound by the terms and conditions of this Agreement.

10.7    [Reserved].

10.8    Entire Agreement. This Agreement, together with other agreements attached hereto or referred to herein and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents.

10.9    GOVERNING LAW. EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.10    Submission to Jurisdiction; Waivers.

(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER, OR ANY AFFILIATE OF THE LENDER ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER DIP LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER DIP LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DIP LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York state or federal court. Each Loan Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.11    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.12    Interpretation. The Section headings in this Agreement are for the convenience of reference only and shall not affect the meaning or construction of any provision hereof.

10.13    Acknowledgements. Each Loan Party hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Documents; (b) Lender has no fiduciary relationship with or duty to a Loan Party arising out of or in connection with this Agreement or any of the other Financing Documents, and the relationship between Lender, on the one hand, and the Loan Parties, on the other hand, in connection with the Financing Documents is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Financing Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among Lender, the Borrower, or any other Loan Party.

10.14    [Reserved].

10.15    Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO CLAIM SHALL BE MADE BY ANY PARTY HERETO, OR ANY OF SUCH PARTY’S AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.16    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY GOVERNMENTAL RULES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENTS. EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

10.17    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective when executed and delivered by each Person intended to be a party hereto. Delivery of an executed counterpart to this Agreement by facsimile transmission or “pdf” electronic format shall be as effective as delivery of a manually signed original.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized representatives as of the day and year first above written.

LENDER:

CEFF II APPHARVEST HOLDINGS, LLC

By: EqCEF II, LLC, its manager
By: /s/ Nicholas Houshower
Name: Nicholas Househower
Title: Managing Director & Principal

[Signature Page to AppHarvest DIP Credit Agreement]

BORROWER: APPHARVEST, INC.

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

GUARANTORS:

APPHARVEST OPERATIONS, INC.

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST FARMS, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST BEREA FARM, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

[SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (AppHarvest)]

APPHARVEST DEVELOPMENT, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST TECHNOLOGY, INC.

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST PRODUCTS, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

ROWAN COUNTY DEVELOPMENT, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST MOREHEAD FARM, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

[SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (AppHarvest)]

APPHARVEST RICHMOND FARM, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST PULASKI FARM, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST FOUNDATION, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

[SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (AppHarvest)]

SCHEDULE 1

Other Permitted Indebtedness

None.

[SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (AppHarvest)]

SCHEDULE 2.2

Roll-Up Loan Amount

If the Closing Date occurs on July 26, 2023, the Total Roll-Up Loan Amount is $2,695,606.04 and will increase by $1,122.70 each day thereafter.

SCHEDULE 5.6

Litigation

Arbitration

1. In connection with that certain Engineering, Procurement and Construction Agreement dated November 20, 2020, Dalsem Greenhouse Technology B.V. is seeking $5,304,163.05 and €8,347,956.37 in outstanding payments, plus attorney’s fees and arbitration costs, against AppHarvest Richmond Farm, LLC in arbitration before the American Arbitration Association.

Federal securities class-action lawsuits / derivative complaints

1.    (Ragan v. AppHarvest, Inc.; Case # 1:21-cv-07985-LJL) September 2021: Alleges that materially false and misleading statements were made regarding operations at AppHarvest Morehead Farm, LLC.

2.    (Michael Ross v. Kiran Bhatraju, et al; 1:22-CV-02037-VEC) March 2022: Derivative complaint filed claiming breach of fiduciary duty.

3.    (Zach Wester v. Kiran Bhatraju, et al; Case # 1:22-cv-05031-VEC) June 2022: Second derivative complaint.

4.    (Kennedy v. AppHarvest, Inc et al; Case # 1:22-cv-01153-RGA) August 2022: Third derivative complaint.

ANNEX I

Lender Account

CEFF II AppHarvest Holdings, LLC

Bank Name:    East West Bank
Bank Address: 9300 Flair Drive, 4th Fl. El Monte, CA 91732 ABA #:    322070381
Account #:    8003218339
Account Name: CEFFII AppHarvest Holdings, LLC